John Hancock Collateral Investment Trust

4E. Sarbanes-Oxley Code of Ethics

Requirement. Section 406 of the Sarbanes-Oxley Act of 2002 and Item 2 of Form N-CSR require that public companies such as registered investment companies disclose whether or not they have adopted a code of ethics for senior financial officers and, if not, to explain why not. A code of ethics for this purpose is defined as a document setting forth standards that are reasonably designed to deter wrongdoing and to promote, among other matters, honest and ethical conduct, full and accurate disclosures in SEC filings and other public communications, and compliance with applicable laws, rules and regulations. Thus, the Sarbanes-Oxley Code of Ethics is broader in subject matter than the code required by Rule 17j-1 under the 1940 Act, but need apply only to a more limited group of people (i.e., senior financial officers, rather than all access persons).

Under Standards of Professional Conduct for Attorneys Appearing and Practicing Before the Commission in the Representation of an Issuer (the “SEC Rule”) adopted by the Securities and Exchange Commission (“SEC”) under the U.S. Sarbanes-Oxley Act of 2002 section 7245 Rule of Professional Responsibility for Attorneys, lawyers who represent Manulife Financial Corporation and its affiliates, whether as employees or in private practice, are required to report “up-the-ladder” within the Company’s hierarchy any evidence of which they become aware of a material violation by the Company or any of its officers, directors, employees or agents of U.S. federal or state securities law, a material breach of fiduciary duty arising under U.S. federal or state law, or similar material violation of U.S. federal or state law.

Policy. The John Hancock Collateral Investment Trust (the “Trust”) has adopted the attached Sarbanes-Oxley Code of Ethics (as defined in Item 2 of Form N-CSR) that applies to the Trust principal executive officers and principal financial officers (collectively, the “Registrant’s Executive Officers” or “Executive Officers”). No Code can address every situation that the Registrant’s Executive Officers might face. As a guiding principle, Executive Officers should strive to implement the spirit as well as the letter of applicable laws, rules and regulations, and to provide the type of clear and complete disclosure and information that shareholders have a right to expect.

Procedure. All Executive Officers are responsible for ensuring that their own conduct complies with this Code. If an Executive Officer is aware of any material transaction or relationship that could reasonably be expected to give rise to a conflict of interest or which might be viewed as potentially affecting his or her performance of the Trust responsibilities, the Executive Officer shall notify the Trust’s Chief Compliance Officer of this transaction or relationship. In addition, any Executive Officer who becomes aware of any existing or potential violation of this Code shall notify the Chief Compliance Officer promptly, who shall conduct an appropriate investigation. The Chief Compliance Officer shall report any violation of this Code to the Trustees of the Trust.

If an Executive Officer believes that his or her responsibilities as an officer or employee of the Adviser are likely to materially compromise his or her objectivity or ability to perform the duties of his or her role as an officer of the Trust, he or she should consult with the Trust’s Chief Legal Officer, or outside counsel, the Trust’s Chief Compliance Officer. Under appropriate circumstances, an Executive Officer should also consider whether to present the matter to the Trustees of the Trust.

Anyone who violates the provisions of this Code, fails to report a known violation, or refuses to cooperate in the investigation of any potential violation will be subject to disciplinary action, up to and including dismissal. Subject to applicable law, the Board may waive provisions of this Code.

Other Policies and Procedures. This Code does not supplant or supersede any other Trust and Funds, John Hancock Investment Management Service, LLC, John Hancock Advisers, LLC, John Hancock Distributors, LLC, and John Hancock Funds, LLC policy Manual of Code and Business Conduct of MFC GIM (US) Code of Ethics or procedure currently in effect or adopted in the future relating to conflicts of interest or business practices. Those policies and procedures are separate requirements, and are not part of this Code.

The Trustees of the Trust recognize that the Registrant’s Executive Officers are also officers or employees of the Adviser. Furthermore, the Trustees of the Trust recognize that, subject to the Adviser’s fiduciary duties to the Trust, the Executive Officers will in the normal course of their duties (whether formally for the Trust or, for the Adviser, or for both) be involved in establishing policies and implementing decisions that will have different effects on the Adviser and the Trust. The Trustees of the Trust recognize that the participation of the Registrant’s Executive Officers in such activities is inherent in the contract relationship between the Trust and Funds and the Adviser, and is consistent with the expectation of the Trustees of the performance by the Registrant’s Executive Officers of their duties as officers of the Trust. Each Executive Officer recognizes that, as an officer of the Trust, he or she has a duty to act in the best interests of the Trust and its shareholders.